Exhibit 99.1

FOR IMMEDIATE RELEASE		NYSE:ARI
CONTACT:	Hilary Ginsberg
Investor Relations
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. ANNOUNCES

SECOND QUARTER 2012 FINANCIAL RESULTS AND DECLARES A $0.40

PER SHARE QUARTERLY DIVIDEND

New York, NY, August 6, 2012 – Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported Operating Earnings (a non-GAAP financial measure as defined below) of $8.5 million, or $0.41 per share, for the three months ended June 30, 2012, representing a per share increase of 2.5% as compared to Operating Earnings of $7.1 million, or $0.40 per share, for the three months ended June 30, 2011. Net income for the three months ended June 30, 2012 was $9.9 million, or $0.47 per share, as compared to net income of $6.5 million, or $0.37 per share, for the three months ended June 30, 2011.

For the six months ended June 30, 2012, the Company reported Operating Earnings of $17.3 million, or $0.83 per share, representing a per share increase of 20% as compared to Operating Earnings of $12.1 million, or $0.69 per share for the six months ended June 30, 2011. Net income for the six months ended June 30, 2012 was $19.0 million, or $0.91 per share, as compared to net income of $11.7 million, or $0.66 per share, for the six months ended June 30, 2011.

The Company also announced the Board of Directors declared a dividend of $0.40 per share of common stock, which is payable on October 12, 2012 to common stockholders of record on September 28, 2012.

Second Quarter Highlights

•	Increased Operating Earnings per share by 2.5%;

•

Generated $12.0 million of net interest income from the Company’s $676.0 million investment portfolio, which had a weighted average underwritten internal rate of return (“IRR”) of approximately 15.0% at June 30, 2012;

•	Purchased two senior sub-participation interests ($23.8 million of aggregate face value) in a first mortgage loan for $17.9 million;

•

Purchased $70.7 million of commercial mortgage backed securities (“CMBS”) where the obligors are certain special purpose entities formed to hold substantially all of the assets of Hilton Worldwide, Inc. (the “Hilton CMBS”). The Company deployed $21.2 million of equity to acquire the Hilton CMBS and financed the balance utilizing $49.5 million of borrowings under the Company’s repurchase facility with Wells Fargo Bank, N.A. (the “Wells Facility”), which are coterminous with the Hilton CMBS, assuming full extensions; and

•	Amended the Company’s repurchase facility with JPMorgan Chase Bank, N.A (the “JPM Facility”) to reduce the interest rate spread by 0.5% to LIBOR + 2.5%.

“ARI posted another strong quarter of solid financial results, we believe primarily due to our ability to keep the Company’s capital active in commercial real estate debt investments with attractive, risk-adjusted returns,” said Stuart Rothstein, Chief Executive Officer. “Our investment portfolio continues to have stable credit performance and remains diversified with respect to asset class as well as underlying property type. Based upon the investment portfolio’s performance, the Board of Directors declared a $0.40 dividend per share, which is our ninth consecutive quarter of maintaining this attractive dividend level.”

Second Quarter Investment and Portfolio Activity

Senior Sub-Participation Interests in First Mortgage Loan – In April 2012, the Company purchased two senior sub-participation interests ($23.8 million of aggregate face value) in a first mortgage loan with a balance of $120.0 million at the date of investment, secured by over 20 acres of land in the South Boston Waterfront District. The land is entitled for over 5.8 million buildable square feet and is currently used as parking with approximately 3,325 spaces. The aggregate purchase price of the two senior sub-participation interests was $17.9 million and their loan-to-value ratio (“LTV”) was 28.0% based upon the aggregate face value at the date of investment. The senior sub-participation interests each have an interest rate of one-month LIBOR+1.72% and mature in December 2012. Upon the repayment of $33.0 million of the first mortgage loan (of which the Company will receive its pro-rata share) and the payment of an extension fee equal to 0.5% of the outstanding balance of the first mortgage loan, the maturity of the first mortgage loan, including the senior sub-participation interests, can be extended through December 2013. Assuming the extension occurs and after a one-time payment of a brokerage fee and other expenses, the senior sub-participation interests have been underwritten to generate an IRR of approximately 21.7%.

Hilton CMBS – In June 2012, the Company purchased $70.7 million of CMBS where the obligors are certain special purpose entities formed to hold substantially all of the assets of Hilton Worldwide, Inc. The Hilton CMBS’ LTV is estimated to be in the range of 35% to 45%. The Hilton CMBS have a current interest rate of one-month LIBOR+1.75% which increases to LIBOR+2.3% on November 12, 2012, LIBOR+3.3% on November 12, 2013 and LIBOR+3.8% on November 12, 2014. The Hilton CMBS receive amortization approximately equivalent to a 16-year amortization schedule. The CMBS investment has been underwritten to generate an IRR of approximately 11.7%. The Company deployed $21.2 million of equity to purchase the Hilton CMBS and the remainder of the acquisition was financed utilizing borrowings under the Wells Facility, which was amended to provide up to $100 million of additional financing for the Hilton CMBS. The $49.5 million of debt drawn from the Wells Facility for the acquisition is coterminous with the Hilton CMBS, assuming full extensions.

Repayment of First Mortgage Loan – In April 2012, a $24.0 million two-year fixed rate first mortgage on a 155-room boutique hotel in midtown Manhattan was repaid. The loan had an interest rate of 8.00%. The Company repaid $15.4 million of borrowings under the JPM Facility in conjunction with this repayment and approximately $8.6 million of equity was generated for reinvestment.

Repayments from CMBS and Repurchase Agreement – Throughout the quarter, the Company received $54.5 million of repayments from CMBS and the repurchase agreement investment secured by CDO bonds, generating $16.0 million of equity for reinvestment. The balance of the repayments was used to repay $38.5 million of outstanding debt under the Wells Facility.

Modification of Subordinate Loan – In June 2012, the Company modified a $40.0 million subordinate loan secured by a ski resort in California. The modification was completed in connection with a modification of both the senior and junior loans in order to provide financial covenant relief to the borrower and included the addition of an amendment fee, exit fee and an increase of the interest rate.

Amended JP Morgan Facility – In April 2012, the Company amended the JPM Facility to reduce the interest rate spread by 0.5% to LIBOR + 2.5%.

Quarter End Portfolio Summary

The following table sets forth certain information regarding the Company’s investments at June 30, 2012 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Yield	Debt	Cost of Funds	Equity at cost	Weighted Average IRR *
CMBS - AAA	$280,697	4.1%	$248,177	1.9%	$32,520	16.2%
CMBS – Hilton	70,719	5.6	49,459	2.6	21,260	11.7
First mortgage loans	103,320	7.2	53,060	2.7	50,260	20.0
Subordinate loans	179,602	12.9		—	179,602	14.0
Repurchase agreements	41,696	13.0		—	41,696	13.7

Total	$676,034	7.6%	$350,696	2.1%	$325,338	15.0%

* The IRRs for the investments shown in the above table and elsewhere in this press release reflect the returns underwritten by ACREFI Management, LLC, the Company’s external manager. They are calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assume extensions as well as the cost of borrowings and derivative instruments under the Company’s Wells Facility. There can be no assurance the actual IRRs will equal the underwritten IRRs shown in the table and elsewhere in this press release. See “Risk Factors” in the reports filed by the Company with the Securities and Exchange Commission for a discussion of some of the factors that could adversely impact the returns received by the Company from the investments shown in the table over time.

Book Value

The Company’s GAAP book value per share at June 30, 2012 was $16.59, as compared to $16.46 at March 31, 2012. The increase in the Company’s GAAP book value per share from March 31, 2012 to June 30, 2012 was primarily the result of net unrealized gains on the Company’s portfolio of CMBS.

For purposes of GAAP accounting, the Company carries loans at amortized cost and its CMBS securities are marked to market. Management has estimated that the fair value of the Company’s financial assets at June 30, 2012 was approximately $12.9 million greater than the carrying value of the Company’s investment portfolio as of the same date. This represents a premium of $0.63 per share over the Company’s GAAP book value as of June 30, 2012, and results in an estimated market value per share of approximately $17.22.

Subsequent Events

Mezzanine Loan – In July 2012, the Company closed a $6.5 million mezzanine loan secured by a pledge of the equity interest in a borrower that owns a mixed use project, which consists of 55,585 square feet of Class-A retail and 114,476 square feet of Class-A office in Chapel Hill, North Carolina. The mezzanine loan is part of a new $40.0 million, 10-year fixed-rate financing comprised of a $33.5 million first mortgage and the $6.5 million mezzanine loan. The mezzanine loan is an interest-only, fixed rate loan that has an interest rate of 11.1%. The mezzanine loan has an appraised LTV of approximately 77% and has been underwritten to generate an IRR of approximately 12.0%.

Preferred Offering – On August 1, 2012, the Company completed an underwritten public offering of 3,450,000 shares of its 8.625% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) with a liquidation preference of $25 per share, including the exercise of the underwriter’s option to purchase additional shares. Net proceeds from the offering, after the underwriting discount and estimated offering expenses payable by the Company, were approximately $83.2 million. The Company intends to use the net proceeds from the offering to initially repay amounts outstanding under the JPM Facility and to acquire the Company’s target assets, which include commercial first mortgage loans, commercial mortgage-backed securities, subordinate financings and other commercial real estate-related debt investments, and for general corporate purposes.

Commenting on the preferred offering, Scott Weiner, the Chief Investment Officer of the Company’s Manager, said, “We were extremely pleased with our ability to raise attractively priced capital and we are confident we will be able to deploy the proceeds into accretive commercial real estate debt investments. We continue to see a diversified range of opportunities across a broad spectrum of property types and geographies in the commercial real estate debt market.”

Definition of Operating Earnings

Operating Earnings is a non-GAAP financial measure that is used to approximate cash available for distribution and is defined by the Company as net income, computed in accordance with GAAP, adjusted for (i) non-cash equity compensation expense and (ii) any unrealized gains or losses or other non-cash items included in net income. The table provided below, reconciles Operating Earnings to net income.

Reconciliation of Operating Earnings to Net Income

The tables below reconcile Operating Earnings and Operating Earnings per share with net income and net income per share for the three and six months ended June 30, 2012 and 2011 ($ amounts in thousands):

	Three Months Ended June 30, 2012	Earnings Per Share (Diluted)	Three Months Ended June 30, 2011	Earnings Per Share (Diluted)
Operating Earnings:
Net income	$9,910	$0.47	$6,520	$0.37
Adjustments:
Unrealized (gain) loss on securities	(2,078)	(0.09)	(1,366)	(0.08)
Unrealized gain on derivative instruments	(192)	(0.01)	1,548	0.09
Non-cash stock-based compensation expense	886	0.04	384	$0.02

Total adjustments:	(1,384)	$(0.06)	566	$0.03

Operating Earnings	$8,526	$0.41	$7,086	$0.40

Basic and diluted weighted average Common shares outstanding:	20,991,450		17,684,991

	Six Months Ended June 30, 2012	Earnings Per Share (Diluted)	Six Months Ended June 30, 2011	Earnings Per Share (Diluted)
Operating Earnings:
Net income	$19,003	$0.91	$11,700	$0.66
Adjustments:
Unrealized (gain) loss on securities	(3,463)	(0.16)	(1,392)	(0.08)
Unrealized gain on derivative instruments	(187)	(0.01)	1,089	0.06
Non-cash stock-based compensation expense	1,969	0.09	736	0.04

Total adjustments:	$(1,681)	$(0.08)	433	$0.02

Operating Earnings	$17,322	$0.83	$12,133	$0.69

Basic and diluted weighted average common shares outstanding:	20,978,938		17,556,455

Teleconference Details:

The Company will be hosting a conference call to discuss its financial results on Tuesday, August 7, 2012 at 8:30 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s second quarter 2012 earnings teleconference call should dial from the U.S., (877) 263-2989, or from outside the U.S., (702) 928-7168, shortly before 10:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 10363577). Please note that the teleconference call will be available for replay beginning at 10:30 a.m. on Tuesday, August 7, 2012, and ending at midnight on Tuesday, August 14, 2012. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 10363577.

Webcast

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available on the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a commercial mortgage real estate investment trust that primarily originates, invests in, acquires and manages senior performing commercial real estate mortgage loans, commercial mortgage-backed securities and other commercial real estate-related debt investments throughout the U.S. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $105 billion of assets under management at June 30, 2012.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company has adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by a division of Wells Fargo Bank, N.A. (“Wells”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Wells at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Wells’ website at www.shareowneronline.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands—except share and per share data)

	June 30, 2012	December 31, 2011
Assets:
Cash	$11,959	$21,568
Securities available-for-sale, at estimated fair value	125,631	302,543
Securities, at estimated fair value	228,939	251,452
Commercial mortgage loans, held for investment	103,321	109,006
Subordinate loans, held for investment	179,602	149,086
Repurchase agreements, held for investment	41,696	47,439
Principal and interest receivable	11,195	8,075
Deferred financing costs, net	1,161	2,044
Other assets	10	17

Total Assets	$703,514	$891,230

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements	$350,696	$290,700
TALF borrowings	—	251,327
Derivative instruments, net	291	478
Accounts payable and accrued expenses	1,072	1,746
Payable to related party	1,294	1,298
Dividends payable	8,726	8,703
Deferred revenue	117	—

Total Liabilities	362,196	554,252

Stockholders’ Equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 20,570,616 and 20,561,032 shares issued and outstanding in 2012 and 2011, respectively	206	206
Preferred stock, $0.01 par value, 50,000,000 shares authorized and no shares outstanding	—	—
Additional paid-in-capital	337,923	336,209
Retained Earnings	2,214	—
Accumulated other comprehensive income	975	563

Total Stockholders’ Equity	341,318	336,978

Total Liabilities and Stockholders’ Equity	$703,514	$891,230

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(in thousands—except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net interest income:
Interest income from securities	$3,230	$6,448	$8,552	$13,103
Interest income from commercial mortgage loans	2,791	2,297	5,026	4,610
Interest income from subordinate loans	5,859	3,167	11,172	5,077
Interest income from repurchase agreements	2,000	1,552	3,559	1,612
Interest expense	(1,929)	(3,781)	(5,171)	(7,121)

Net interest income	11,951	9,683	23,138	17,281

Operating expenses:
General and administrative expenses (includes $886 and $1,969 of non-cash stock based compensation in 2012 and $384 and $736 in 2011, respectively)	(2,762)	(1,412)	(4,798)	(2,792)
Management fees to related party	(1,292)	(1,101)	(2,581)	(2,189)

Total operating expenses	(4,054)	(2,513)	(7,379)	(4,981)
Interest income from cash balances	—	3	1	9
Realized gain on sale of securities	—	—	262	—
Unrealized gain on securities	2,078	1,366	3,463	1,392
Loss on derivative instruments (includes $192 and $187 of unrealized gains in 2012 and $1,548 and $1,089 of unrealized losses in 2011, respectively)	(65)	(2,019)	(482)	(2,001)

Net income	$9,910	$6,520	$19,003	$11,700

Basic and diluted net income per share of common stock	$0.47	$0.37	$0.91	$0.66

Basic and diluted weighted average common shares outstanding	20,991,450	17,561,032	20,978,938	17,556,455

Dividend declared per share of common stock	$0.40	$0.40	$0.80	$0.80